(over)

SEC 1473       Potential persons who are to respond to the collection of information contained in this
(7-97)         form are not required to respond unless the form displays a currently valid OMB Number.

-------------------------------------                               UNITED STATES SECURITIES AND EXCHANGE CONMMISSION                               --------------------------------
              FORM 3/A                 -----------------------------------------------------------------------------------------------------------            OMB APPROVAL
                                                                                                                                                              ------------
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                                                                                 Washington, D.C. 20549
                                                                                                                                                    --------------------------------
                                                                 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                                 OMB Number: 3235-0104
                                                                                                                                                    --------------------------------
                                       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility     _________________________
                                                   Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940               --------------------------------
                                                                                                                                                       Expires: October 31, 2001
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                                                                                                                                                     Estimated average burden hours
                                                                                                                                                           per response....0.5
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(Print or Type Responses)

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1.       Name and Address of Reporting Person*                    2.  Date of Event            4.   Issuer Name and Tickler or Trading Symbol
                                                                      Requiring Statement
Siekman                       Thomas                   C.         (Month/Day/Year)                   Compaq Computer Corporation ("CPQ")
                                                                  6/11/98
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(Last)                     (First)             (Middle)           3.  IRS Identification       5. Relationship of Reporting            6.  If Amendment, Date of Original
                                                                      Number of Reporting      Person(s) to Issuer        (Check all       (Month/Day/Year)  6/17/98
                                                                                               applicable)
                                                                                                                                       ----------------------------------------------
20555 SH 249, MS 110701                                               Person, if an entity     ___ Director      ___ 10% Owner
                                                                      (Voluntary)                                                       7.  Individual or Joint/Group
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                           (Street)                                                             X   Officer  (give        ___ Other        Filing (Check applicable line)
                                                                                               ----
                                                                                               (specify                                     X   Form filed by One Reporting Person
                                                                                                 title below)                              ----
Houston                          TX                     77070                                                                              ___ Form filed by More than One
                                                                                                                                           Reporting Person
                                                                                                    Sr. Vice President
                                                                                                    ------------------
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City)                      (State)             (Zip)
                                                                           Table 1 - Non-Derivative Securities Beneficially Owned
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1.  Title of Security                                             2.  Amount of Securities     3.       Ownership        4.       Nature of Indirect Beneficial Ownership
    (Instr. 4)                                                        Beneficially Owned            Form: Direct                (Instr. 5)
                                                                      (Instr. 4)               (D)      or Indirect
                                                                                                    (I) (Instr. 5)
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                                                                                               -------------------------
Common Stock                                                                 3,549                        D
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                                                                  ---------------------------- ------------------------- ------------------------------------------------------------

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
o        If the Form is filed by more than one Reporting Person, See Instruction 5(b)(v).

FORM 3 (continued)                          Table II - Derivative Securities Beneficially Owned (e.g., puts, calls warrants, options, convertible securities)

  -------------------------------------------------- ---------------------------- -------------------------------------- ---------------- ----------------- ------------------------
  1. Title of' Derivative Security                   2.  Date Exer-               3.  Title and Amount of Securities     4.  Conver-      5. Owner          6.  Nature of Indirect
     (Instr. 4)                                          cisable and              Underlying                                 sion or          ship          Beneficial Ownership
                                                         Expiration                   Derivative Security                    Exercise         Form of       (Instr. 5)
                                                         Date                         (Instr. 4)                             Price of         Deriv
                                                     (Month/Day/Year)                                                        Derivative       ative
                                                     ---------------------------- --------------------------------------
                                                     -------------- ------------- ------------------------ -------------
                                                     Date           Expira-                                Amount            Security        Securities:
                                                     Exer-          tion                                   or                                Direct
                                                     cisable        Date                   Title           Number                            (D) or
                                                                                                           of                                Indirect
                                                                                                           Shares                            (I)
                                                                                                                                             (Instr. 5)
  -------------------------------------------------- -------------- ------------- ------------------------ ------------- ---------------- ----------------- ------------------------
  -------------------------------------------------- -------------- ------------- ------------------------ ------------- ---------------- ----------------- ------------------------
  Stock Option  (Right to buy)                       06/11/1998     08/09/2008    Common Stock             5,966             $36.7100          D
  -------------------------------------------------- -------------- ------------- ------------------------ ------------- ---------------- ----------------- ------------------------
  -------------------------------------------------- -------------- ------------- ------------------------ ------------- ---------------- ----------------- ------------------------
  Stock Option  (Right to buy)                       06/11/1998     2/1/2000      Common Stock             4,971             $39.2300          D
  -------------------------------------------------- -------------- ------------- ------------------------ ------------- ---------------- ----------------- ------------------------
  -------------------------------------------------- -------------- ------------- ------------------------ ------------- ---------------- ----------------- ------------------------
  Stock Option  (Right to buy)                       06/11/1998     3/05/2001     Common Stock             5,767             $39.2300          D
  -------------------------------------------------- -------------- ------------- ------------------------ ------------- ---------------- ----------------- ------------------------
  -------------------------------------------------- -------------- ------------- ------------------------ ------------- ---------------- ----------------- ------------------------
  Stock Option  (Right to buy)                       06/11/1998     3/13/2002     Common Stock             4,375             $29.7000          D
  -------------------------------------------------- -------------- ------------- ------------------------ ------------- ---------------- ----------------- ------------------------
  -------------------------------------------------- -------------- ------------- ------------------------ ------------- ---------------- ----------------- ------------------------
  Stock Option  (Right to buy)                       06/11/1998     7/22/2002     Common Stock             2,187             $20.5600          D
  -------------------------------------------------- -------------- ------------- ------------------------ ------------- ---------------- ----------------- ------------------------
  -------------------------------------------------- -------------- ------------- ------------------------ ------------- ---------------- ----------------- ------------------------
  Stock Option  (Right to buy)                       06/11/1998     6/17/2003     Common Stock             27,839            $20.8400          D
  -------------------------------------------------- -------------- ------------- ------------------------ ------------- ---------------- ----------------- ------------------------
  -------------------------------------------------- -------------- ------------- ------------------------ ------------- ---------------- ----------------- ------------------------
  Stock Option  (Right to buy)                       06/11/1998     8/14/2005     Common Stock             85,704            $21.4400          D
  -------------------------------------------------- -------------- ------------- ------------------------ ------------- ---------------- ----------------- ------------------------
  -------------------------------------------------- -------------- ------------- ------------------------ ------------- ---------------- ----------------- ------------------------
  Stock Option  (Right to buy)                       06/11/1998     8/14/2005     Common Stock             13,721            $21.4400          D
  -------------------------------------------------- -------------- ------------- ------------------------ ------------- ---------------- ----------------- ------------------------
  -------------------------------------------------- -------------- ------------- ------------------------ ------------- ---------------- ----------------- ------------------------
  Stock Option  (Right to buy)                       06/11/1998     8/21/2006     Common Stock             69,598            $18.9800          D
  -------------------------------------------------- -------------- ------------- ------------------------ ------------- ---------------- ----------------- ------------------------
  -------------------------------------------------- -------------- ------------- ------------------------ ------------- ---------------- ----------------- ------------------------
  Stock Option  (Right to buy)                       06/11/1998     8/20/2007     Common Stock             79,540            $23.4800          D
  -------------------------------------------------- -------------- ------------- ------------------------ ------------- ---------------- ----------------- ------------------------
  -------------------------------------------------- -------------- ------------- ------------------------ ------------- ---------------- ----------------- ------------------------
  Stock Option  (Right to buy)                       06/11/1998     06/10/2008    Common Stock             200,000           $28.0600          D
  -------------------------------------------------- -------------- ------------- ------------------------ ------------- ---------------- ----------------- ------------------------
  Explanation of Responses:

                                                                                                                        /s/  Thomas C. Siekman                  3/22/01
                                                                                                                --------------------------------------- ------------------------
        ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.                        Thomas C. Siekman                      Date
            See 18 U.S.C. 1001 and 15 U.S.C. 78f'f(a).                                                          **Signature of Reporting Person

        Note:    File three copies of this Form, one of which must be manually signed.  If space is insufficient,
        See Instruction 6 for procedure.